Exhibit 10.23

SEVERANCE AGREEMENT AND MUTUAL GENERAL RELEASE

This Severance Agreement and Mutual General Release (the “Agreement”) is made as of this 13th day of January, 2015, by and between GSI Group, Inc. (“GSI”) and Deborah Mulryan (“Mulryan”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

1. Termination of Employment.  Mulryan’s employment by GSI shall cease on January 13, 2015 (the “Termination Date”).  As of the Termination Date, Mulryan shall not receive, and shall not be entitled to receipt of, any wage, salary or employment benefits from GSI, except as expressly set forth in paragraphs 2 and 3 of this Agreement.  Mulryan acknowledges that she was paid her final wages and any accrued unused vacation pay on the Termination Date.

2. Severance Payments.  In consideration of Mulryan’s release of all claims, as set forth below, GSI agrees to:

(a) continue Mulryan’s salary through March 31, 2016, subject to regular tax withholdings and deductions, to be paid as part of GSI’s regular payroll;

(b) pay Mulryan $45,500, less applicable withholdings, on GSI’s first regular pay period following the Effective Date, as defined below, on account of the bonus opportunity for which Mulryan would have been eligible had she remained employed through March 31, 2015; and

(c) accelerate the vesting date of all of Mulryan’s unvested Restricted Stock Units (22,472 units) to a date within seven days following the Effective Date.

3. Health Insurance.  Mulryan may elect to continue receiving health, dental and vision insurance coverage in accordance with COBRA.  She will receive separate notification regarding her COBRA rights, in accordance with applicable law.  If Mulryan elects COBRA, GSI shall directly pay for her full COBRA premiums until her eligibility for COBRA expires.  After her eligibility for COBRA coverage expires, up until the third anniversary of the Termination Date, GSI shall reimburse Mulryan for her actual cost of purchasing health, dental and vision insurance equivalent to GSI’s health, dental and vision insurance, as demonstrated by appropriate documentation, including but not limited to invoices.

4. General Release by Mulryan.  In consideration of GSI’s agreement to provide Mulryan with one-half of the Severance Payments, the COBRA and other health insurance reimbursement set forth above, and GSI’s release of claims against Mulryan below, Mulryan, for herself and her heirs, successors and assigns, hereby remises, releases and forever discharges GSI, and all of its past, present and future officers, directors, principals, agents, servants, representatives, employees and attorneys (the “Releasees”), from any and all claims and causes of action of every name and nature, both in law and equity, whether known or unknown, which she may now have, or in the past may have had, against the Releasees, or any of them, on account of any act, event, neglect, or omission occurring from the beginning of the world to the date of this Agreement, including but not limited to any claims arising out of, or related to, her employment by GSI or the termination of that employment (the “Claims”).  This General Release includes, but is not limited to, any claims under federal, state and local laws that prohibit discrimination (including without limitation, claims of discrimination based on race, religion, national origin, sex, disability or handicap and sexual orientation), any statutory claims with respect to breach of contract (express and/or implied), including but not limited to claims arising under any alleged employment agreement, wrongful termination, intentional or negligent infliction of emotional distress, interference with contractual or advantageous business relations, loss of consortium, invasion of privacy, defamation, payment of wages, vacation pay or any other claims under the Massachusetts Wage Act, M.G.L. c. 149, any debts, costs and expenses, attorneys’ fees and other damages.  This Agreement includes a release of claims Mulryan may have had under her offer of employment dated July 29, 2011.  By entering into this Agreement, Mulryan acknowledges that she has been advised and understands that, except as is expressly provided herein, she is knowingly and voluntarily relinquishing any and all rights she may have to recover damages from the Releasees, or any of them, in her own lawsuit or any lawsuit instituted by another person, entity or agency.

This Agreement shall not be construed to prevent Mulryan from participating in any investigation or proceeding before any state or federal administrative agency, provided, however, that it does and shall operate to prevent Mulryan from receiving or sharing in any relief, remedy, judgment or award resulting from such investigation or proceeding that relates to or arises out of any allegation, action or matter occurring before the date of this Agreement.  The only amount to which Mulryan shall be entitled is the consideration paid to Mulryan pursuant to this Agreement.

Notwithstanding the foregoing, this release does not include and will not preclude: (a) non-termination related claims under any disability insurance policy/plan; (b) rights to vested benefits under any applicable retirement and/or pension and/or deferred compensation plans; (c) non-termination related rights and claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.); (d) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (e) claims for unemployment compensation; (f) rights to defense and indemnification, if any, from GSI for actions taken by Mulryan in the course and scope of her employment with GSI and its parents, subsidiaries and/or affiliates; and/or (g) claims, actions, or rights arising under or to enforce the terms of this Agreement.

5. Age Discrimination in Employment Act Release.  In consideration of the obligations of GSI hereunder to Mulryan, and in particular, its agreement to pay the remaining one-half of the Severance Payments set forth in paragraph 2 of this Agreement, Mulryan on her own behalf and on behalf of her heirs, executors, administrators and assigns, hereby fully releases, discharges and covenants not to sue GSI, as well as its past, present and future directors, officers, agents, attorneys, employees, representatives, affiliates, subsidiaries, parent corporations, any related entities, successors and assigns, for any claims she may have had in the absence of this Agreement for employment discrimination based on age under the federal law known as the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq., and comparable state laws, including without limitation M.G.L. c. 151B, §4 and M.G.L. c. 93, §103.  By executing this Agreement, Mulryan does not waive rights or claims under these provisions that may arise after the date this Agreement is executed.

6. General Release by GSI.  In consideration of Mulryan’s releases set forth above, GSI, and all of its past, present and future parent companies, subsidiaries, affiliates, officers, directors, principals, agents, servants, representatives, employees and attorneys, hereby remise, release and forever discharge Mulryan, from any and all claims and causes of action of every name and nature, both in law or in equity, whether known or unknown, which they may now have or in the past may have had against Mulryan, on account of any act, event, neglect or omission occurring from the beginning of the world to the date of this Agreement, including but not limited to any claims arising out of, or related to, Mulryan’s employment by GSI or the termination of that employment (the “Claims”).  This General Release includes, but is not limited to, any claims under federal, state and local laws, any statutory claims, any claims for breach of contract (express and/or implied), any claims for tortious conduct, and any other claims for debts, costs and expenses, attorneys’ fees and other damages.  By entering into this Agreement, GSI acknowledges that it has been advised and understands that, except as is expressly provided herein, it is knowingly and voluntarily relinquishing any and all rights it may have to recover damages from Mulryan.

Notwithstanding the foregoing, this release does not include and will not preclude (a) claims, actions or rights arising under or to enforce the terms of this Agreement, or (b) future claims, actions or rights arising under or to enforce the terms of the Inventions and Non-Disclosure Agreement and Employee Patent and Proprietary Information Utilization, Non-Competition and Non-Solicitation Agreement.

7. Effective Date; Consideration.  Prior to executing this Agreement, Mulryan was advised to consult with an attorney about the terms of this Agreement and was given a period of at least 21 days within which to consider this Agreement.  For a period of seven days following the date this Agreement is executed by Mulryan, Mulryan may revoke the Agreement by hand-delivering to John Roush at GSI within that period of time a written statement to that effect.  This Agreement shall not become effective or enforceable until the day after the seven-day revocation period has expired (the “Effective Date”).

8. No Action Commenced.  The parties represent and warrant that they have not commenced an action or proceeding against each other or any of the other GSI Releasees in any court, or before any administrative agency, and agree that they will not do so in the future for any claims released by the Agreement.

9. Confidentiality and Non-disparagement.  Mulryan agrees to keep confidential and not to disclose the facts or terms of this Agreement to anyone other than her attorney, accountant or spouse (each of whom she shall direct, and who shall agree, to honor the same confidentiality obligation as Mulryan hereunder), and otherwise as required by law. GSI agrees to keep confidential and not to disclose the facts or terms of this Agreement to anyone other than its directors, officers, and attorneys and to employees who have a need to know the terms for purposes of carrying out GSI’s obligations, and as otherwise required by law, including but not limited to the filing of an SEC Form 8-K.  GSI agrees that Mulryan may have reasonable input on the notice to be issued by GSI informing employees of Mulryan’s departure.  Mulryan further agrees that she shall not disparage Releasees, or any of them, in a personal manner, a professional manner or otherwise, and GSI agrees that its directors and officers shall not disparage Mulryan in a personal manner, a professional manner or otherwise.  GSI shall also instruct Leane Sinicki not to disparage Mulryan in a personal manner, a professional manner or otherwise.

10. No Further Employment with GSI.  Mulryan agrees that she shall not apply for employment or be eligible for employment by GSI.  GSI agrees that it will not challenge Mulryan’s application for unemployment compensation, and the reason for termination is job elimination.

11. No Admissions.  The parties agree and acknowledge that the considerations exchanged herein do not constitute and shall not be construed as constituting an admission of any sort by either party and shall not be used as evidence of liability or wrongdoing on the part of any party to this Agreement.

12. Severability.  The provisions of this Agreement will be deemed severable, and if any part of this Agreement shall be judged invalid, such judgment shall not affect other parts thereof.

13. Complete Agreement.  This Agreement is intended by the parties as a final written expression of their agreement which supersedes any prior written expression of their intent regarding the terms of this Agreement, and it sets forth their entire agreement, provided, however, that the terms under applicable RSU agreements and plans shall remain in full force and effect, and the Employee Invention and Non-Disclosure Agreement and the Employee Patent and Proprietary Information Utilization, Non-Competition and Non-Solicitation Agreement executed by Mulryan shall continue in full force and effect.  The parties warrant that no representation, promise or inducement, other than what is contained in this Agreement, has been offered or made to induce any party to enter into this Agreement.  The parties further represent that they are competent to execute this Agreement and accept full responsibility for its terms.  Mulryan acknowledges that she has executed this Agreement knowingly and voluntarily.  This Agreement may not be amended or modified except by a writing signed by all of the parties to this Agreement.

14. Governing Law.  This Agreement shall be governed by and construed as a contract in accordance with the laws of the Commonwealth of Massachusetts.

15. Multiple Counterparts.  This Agreement may be executed in counterpart or duplicate originals, each having the same force and effect as an original.

16. Paragraph Headings.  The paragraph headings throughout this Agreement are for convenience and reference only and the words therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned parties, intending to be legally bound, have caused this Agreement to be executed as a sealed instrument and delivered at ____________, Massachusetts, as of this 13th day of January, 2015.

DEBORAH MULRYAN	GSI GROUP, INC.

/s/ Deborah A. Mulryan	/s/ John A. Roush
By: John A. Roush
Title: Chief Executive Officer